Exhibit 3.1.4
                                                                   -------------

                       CERTIFICATE OF CHANGE IN NUMBER OF
                       OUTSTANDING SHARES OF COMMON STOCK
                 (Pursuant to ss. 78.207 and 78.209 of the NGCL)

     WHEREAS on June 24, 2002, the Board of Directors of Intrac, Inc.(the "Company") approved resolutions pursuant to which the Company is authorized to effect a 1-for-9,500 stock split of the Company's issued and outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), whereby every 9,500 shares of issued and outstanding Common Stock shall be combined into one
(1) issued and outstanding share of Common Stock of the Company and a corresponding decrease in the number of authorized shares of Common Stock from 1,000,000,000 shares to 105,264 shares.

     The Company does hereby certify as follows.

1. Currently and prior to effecting the reverse split the Company has one billion (1,000,000,000) authorized shares of Common Stock, par value 0.001 per share and five million (5,000,000) authorized shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), of which one million (1,000,000) shares have been designated as series A preferred stock, par value $0.01 per share (the "Series A Preferred Stock").

2. In connection with the reverse split the Company will decrease the number of authorized shares of Common Stock from 1,000,000,000 shares to 105,264 shares, and the par value of the Common Stock will remain the same.

3. After effecting the reverse stock split the Company will have 105,264 authorized shares of Common Stock and five million (5,000,000) authorized shares of Preferred Stock, of which one million (1,000,000) shares have been designated as Series A Preferred Stock. There will be no change in the par value of the Common Stock, the Preferred Stock or the Series A Preferred Stock.

4. Upon effecting the reverse split, the Company will issue one (1) share of Common Stock in exchange for every nine thousand five hundred (9,500) shares of Common Stock currently issued and outstanding.

5. No fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded to the nearest whole share.

6.   Stockholder approval was not required to effect the reverse stock split.

7. The reverse stock split shall be effective as of the open of business on July 5, 2002.

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INTRAC, INC.                             INTRAC, INC.


By:                                      By:
   -------------------------------          -------------------------------
Name:  Isaac Nussen                      Name:  George Weisz
Title: President                         Title: Secretary

Sworn to before me this 24th day         Sworn to before me this 24th day
of June, 2002                            of June, 2002


----------------------------------       ----------------------------------
Notary Public                            Notary Public